CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2, Amendment Number One, of our report dated March 12, 2004 relating to the financial statements of Solomon Technologies, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Radin, Glass & Co., LLP
Radin, Glass & Co., LLP
New York, New York
January 12, 2005